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                                                             EXHIBIT 12.1




                                      METROMEDIA FIBER NETWORK, INC

                                 STATEMENT REGARDING COMPUTATION OF RATIOS
                                                   (000's)

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

                                Period from 4/8/93                                          Nine Months Ended
                                (date of inception)           Year Ended December 31,          September 30,
                                  to 12/31/1993               ----------------------        ------------------
                                                     1994     1995      1996       1997      1997     1998
                                 ------------------  ----     ----      ----       ----      ----     ----
Pre-tax loss from continuing
    operations                              (188)    (874)   (4,319)  (10,359)   (26,260)  (24,556)   1,892

Fixed charges:

Interest charges                               0        0       327     3,561        741       512       16
Rent expense                                   0        0        49        53         89        88      208

Total fixed charges                            0        0       376     3,614        830       600      224

Earnings before income taxes
    and fixed charges                       (188)    (874)   (3,943)  ( 6,745)   (25,430)  (23,956)   2,116

Ratio of earnings to fixed
    charges (n/a=negative)                   n/a      n/a      n/a       n/a        n/a       n/a      9.45

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